Exhibit 4.1
MIDWEST BANC HOLDINGS, INC.
SERIES A NONCUMULATIVE REDEEMABLE CONVERTIBLE
PERPETUAL PREFERRED STOCK
DEPOSIT AGREEMENT
among
MIDWEST BANC HOLDINGS, INC.
and
ILLINOIS STOCK TRANSFER COMPANY, as Depository
and
THE HOLDERS FROM TIME TO TIME OF
THE DEPOSITARY RECEIPTS DESCRIBED HEREIN
Dated as of December 6, 2007

TABLE OF CONTENTS

Page
ARTICLE I.
DEFINITIONS
Section 1.01. “Certificate of Designation”	2
Section 1.02. “Certificate of Incorporation”	2
Section 1.03. “Common Stock”	2
Section 1.04. “Company”	2
Section 1.05. “Corporate Office”	2
Section 1.06. “Deposit Agreement” or “Agreement”	2
Section 1.07. “Depositary Share”	2
Section 1.08. “Depository”	2
Section 1.09. “Depository’s Agent”	2
Section 1.10. “DTC”	2
Section 1.11. “DTC Receipt”	2
Section 1.12. “Preferred Stock”	2
Section 1.13. “Receipt”	2
Section 1.14. “Record Date”	2
Section 1.15. “Record holder” or “holder”	2
Section 1.16. “Redemption Date”	2
Section 1.17. “Redemption Notice”	2
Section 1.18. “Redemption Price”	2
Section 1.19. “Registrar”	2
Section 1.20. “Securities Act”	2
Section 1.21. “Signature Guarantee”	2
Section 1.22. “Special Damages”	2
Section 1.23. “Transfer Agent”	2

ARTICLE II.
APPOINTMENT OF DEPOSITORY; BOOK-ENTRY SYSTEM; FORM OF
RECEIPTS, DEPOSIT OF PREFERRED STOCK, EXECUTION AND
DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.01. Appointment of Depository	2
Section 2.02. Book-Entry System; Form and Transferability of Receipts	2
Section 2.03. Deposit of Preferred Stock; Execution and Delivery of Receipts in Respect Thereof	2
Section 2.04. Optional Redemption of Preferred Stock for Cash	2
Section 2.05. Conversion Rights of a Holder	2
Section 2.06. Company Conversion Option	2
Section 2.07. Registration of Transfers of Receipts	2
Section 2.08. Combinations and Split-ups of Receipts	2
Section 2.09. Surrender of Receipts and Withdrawal of Preferred Stock	2
Section 2.10. Limitations on Execution and Delivery, Transfer, Split-up, Combination	2

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Section 2.11. Lost Receipts, etc	2
Section 2.12. Cancellation and Destruction of Surrendered Receipts	2

ARTICLE III.
CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY

Section 3.01. Filing Proofs; Certificates and Other Information	2
Section 3.02. Payment of Fees and Expenses	2
Section 3.03. Representations and Warranties as to Preferred Stock	2
Section 3.04. Representation and Warranty as to Receipts and Depositary Shares	2

ARTICLE IV.
THE PREFERRED STOCK; NOTICES

Section 4.01. Dividends and Other Cash Distributions	2
Section 4.02. Distributions Other Than Cash	2
Section 4.03. Subscription Rights, Preferences or Privileges	2
Section 4.04. Notice of Distributions; Fixing of Record Date for Holders of Receipts	2
Section 4.05. Voting Rights	2
Section 4.06. Changes Affecting Preferred Stock and Reclassifications, Recapitalizations, etc	2
Section 4.07. Inspection of Reports	2
Section 4.08. Lists of Receipt Holders	2
Section 4.09. Tax and Regulatory Compliance	2
Section 4.10. Withholding	2

ARTICLE V.
THE DEPOSITORY AND THE COMPANY

Section 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depository and the Registrar	2
Section 5.02. Prevention or Delay in Performance by the Depository, the Depository’s Agents, the Registrar or the Company	2
Section 5.03. Obligations of the Depository, the Depository’s Agents, the Registrar and the Company	2
Section 5.04. Resignation and Removal of the Depository; Appointment of Successor Depository	2
Section 5.05. Notices, Reports and Documents	2
Section 5.06. Indemnification by the Company	2
Section 5.07. Indemnification by the Depository	2
Section 5.08. Damages	2
Section 5.09. Fees, Charges and Expenses	2

ARTICLE VI.
AMENDMENT AND TERMINATION

Section 6.01. Amendment	2
Section 6.02. Termination	2

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ARTICLE VII.
MISCELLANEOUS

Section 7.01. Counterparts	2
Section 7.02. Exclusive Benefits of Parties	2
Section 7.03. Invalidity of Provisions	2
Section 7.04. Notices	2
Section 7.05. Depository’s Agents	2
Section 7.06. Holders of Receipts Are Parties	2
Section 7.07. Governing Law	2
Section 7.08. Inspection of Certificate of Designation	2
Section 7.09. Conflicts with Certificate of Designation	2
Section 7.10. Headings	2
Exhibits
Exhibit A – Form of Depositary Receipt
Exhibit B – Form of Conversion Notice

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DEPOSIT AGREEMENT
     This DEPOSIT AGREEMENT is made and entered into as of December 6, 2007 by and among Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), Illinois Stock Transfer Company, an Illinois trust company, as Depository, and the holders from time to time of Receipts (as hereinafter defined) issued hereunder.
WITNESSETH:
     WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of the Company’s Preferred Stock (as hereinafter defined) with the Depository for the purposes set forth in this Deposit Agreement and for the issuance hereunder of the Receipts evidencing Depositary Shares (as hereinafter defined) representing a fractional interest in the Preferred Stock deposited; and
     WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;
     NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and among the parties hereto as follows:
ARTICLE I.
DEFINITIONS
     The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:
     Section 1.01. “Certificate of Designation” shall mean the Certificate of Designation classifying 40,000 Shares of the Company’s preferred stock, par value $0.01 per share, as Series A Preferred Stock filed with the Secretary of State of the State of Delaware establishing the Series A Preferred Stock as a series of preferred stock of the Company.
     Section 1.02. “Certificate of Incorporation” shall mean the amended and restated certificate of incorporation, as amended and supplemented from time to time, of the Company.
     Section 1.03. “Common Stock” shall mean shares of the Company’s common stock, $.01 par value per share.
     Section 1.04. “Company” shall mean Midwest Banc Holdings, Inc., a Delaware corporation, and its successors.
     Section 1.05. “Corporate Office” shall mean the corporate office of the Depository at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606.
     Section 1.06. “Deposit Agreement” or “Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time.

     Section 1.07. “Depositary Share” shall mean a 1/100th fractional interest of a share of Preferred Stock deposited with the Depository hereunder and the same proportionate interest in any and all other property received by the Depository in respect of such share of Preferred Stock held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the portion of the Preferred Stock represented by such Depositary Share, including the dividend and distribution, voting, redemption, conversion and liquidation rights contained in the Certificate of Designation.
     Section 1.08. “Depository” shall mean Illinois Stock Transfer Company, an Illinois corporation having its principal office in the United States, and any successor as depository hereunder.
     Section 1.09. “Depository’s Agent” shall mean one or more agents appointed by the Depository as provided, and for the purposes specified, in Section 7.05.
     Section 1.10. “DTC” shall have the meaning ascribed to such term in Section 2.02.
     Section 1.11. “DTC Receipt” shall have the meaning ascribed to such term in Section 2.02.
     Section 1.12. “Preferred Stock” shall mean shares of the Company’s Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock, $.01 par value per share, heretofore validly issued, fully paid and non-assessable.
     Section 1.13. “Receipt” shall mean a depositary receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A hereto.
     Section 1.14. “Record Date” shall mean the date fixed pursuant to Section 4.04.
     Section 1.15. “Record holder” or “holder” as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books maintained by the Depository for such purpose.
     Section 1.16. “Redemption Date” shall mean the date fixed in Section 2.04.
     Section 1.17. “Redemption Notice” shall mean the notice defined in Section 2.04.
     Section 1.18. “Redemption Price” »shall mean the price defined in Section 2.04.
     Section 1.19. “Registrar” »shall mean Illinois Stock Transfer Company, or any bank or trust company appointed to register ownership and transfers of Receipts or the deposited Preferred Stock, as the case may be, as herein provided.
     Section 1.20. “Securities Act” »shall mean the Securities Act of 1933, as amended.
     Section 1.21. “Signature Guarantee” shall have the meaning ascribed to such term in Section 2.05.

     Section 1.22. “Special Damages” shall have the meaning ascribed to such term in Section 5.08.
     Section 1.23. “Transfer Agent” shall mean Illinois Stock Transfer Company, or any bank or trust company appointed to transfer the Receipts or the deposited Preferred Stock, as the case may be, as herein provided.
ARTICLE II.
APPOINTMENT OF DEPOSITORY; BOOK-ENTRY SYSTEM; FORM OF RECEIPTS,
DEPOSIT OF PREFERRED STOCK, EXECUTION AND DELIVERY, TRANSFER,
SURRENDER AND REDEMPTION OF RECEIPTS
     Section 2.01. Appointment of Depository. The Company hereby appoints Illinois Stock Transfer Company, as Depository for the Preferred Stock, and Illinois Stock Transfer Company hereby accepts such appointment as Depository for the Preferred Stock, on the terms and conditions set forth in this Agreement.
     Section 2.02. Book-Entry System; Form and Transferability of Receipts. The Company and the Depository shall make application to The Depository Trust Company (“DTC”) for acceptance of all of the Receipts for its book-entry settlement system. The Company hereby appoints the Depository acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC and the Company has so elected, unless otherwise required by law, all Depositary Shares to be traded on the Nasdaq Global Market with book-entry settlement through DTC shall be represented by a single receipt (the “DTC Receipt”), which shall be deposited with DTC (or its designee) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede &B Co.). The Depository or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, record maintained by (i) DTC or its nominee for such DTC Receipt or (ii) institutions that have accounts with DTC. The DTC Receipt shall bear such legend or legends as may be required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system.
     If DTC subsequently ceases to make its book-entry settlement system available for the Receipts, the Company may instruct the Depository regarding making other arrangements for book-entry settlement. If the Receipts are not eligible for book-entry form, the Depository shall provide written instructions to DTC to deliver the DTC Receipt to the Depository for cancellation and the Company shall instruct the Depository to deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipt definitive Receipts in physical form evidencing such Depositary Shares.
     Beneficial owners of Depositary Shares through DTC will not be entitled to receive Receipts in physical, certificated form or have Depositary Shares registered in their name, except in the event DTC ceases to make its book-entry settlement system available, as described in the preceding paragraph.

     Receipts shall be in denominations of any number of whole Depositary Shares. The Company shall deliver to the Depository from time to time such quantities of Receipts as the Depository may request to enable the Depository to perform its obligations under this Agreement.
     The DTC receipt and the definitive Receipts, if any, shall be engraved or printed or lithographed and shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided, shall be prepared so as to comply with applicable rules of the Nasdaq Global Market or any other securities exchange on which the Depositary Shares are then listed. In the event DTC ceases to make its book-entry system of settlement available and the Company and the Depository are unable to make other arrangements for book-entry settlement, the Depository, pending the preparation of definitive, Receipts and upon the written order of the Company, delivered in compliance with Section 2.03, shall execute and deliver temporary Receipts which may be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depository will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Corporate Office or such other offices, if any, as the Depository may designate, without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depository shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Preferred Stock deposited, as definitive Receipts.
     Receipts shall be executed by the Depository by the manual or facsimile signature of a duly authorized signatory of the Depository, provided that if a Registrar (other than the Depository) shall have been appointed then such Receipts shall also be countersigned by manual signature of a duly authorized signatory of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depository shall record on its books each Receipt executed as provided above and delivered as hereinafter provided.
     Except as the Depository may otherwise determine, Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.
     Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Company or required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange or automated quotation system on which the Preferred Stock, the Depositary Shares or the Receipts may be authorized for quotation or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject, in each case, as directed by the Company.

     Title to any Receipt (and to the Depositary Shares evidenced by such Receipt) that is properly endorsed or accompanied by a properly executed instrument of transfer or endorsement shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until a Receipt shall be transferred on the books of the Depository as provided in Section 2.07, the Depository may, notwithstanding any notice to the contrary, treat the Record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to dividends or other distributions, the exercise of any conversion, redemption, liquidation or voting rights or to any notice provided for in this Deposit Agreement and for all other purposes.
     Section 2.03. Deposit of Preferred Stock; Execution and Delivery of Receipts in Respect Thereof. Concurrently with the execution of this Deposit Agreement, the Company is delivering to the Depository a certificate or certificates, registered in the name of the Depository and evidencing 15,000 shares of Preferred Stock, properly endorsed or accompanied, if required by the Depository, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depository, together with (i) all such certifications as may be required by the Depository in accordance with the provisions of this Deposit Agreement and (ii) a written letter of instruction of the Company directing the Depository to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Preferred Stock. The Depository acknowledges receipt of the deposited Preferred Stock and related documentation and agrees to hold such deposited Preferred Stock in an account to be established by the Depository at the Corporate Office or at such other office as the Depository shall determine. The Company hereby appoints the Depository as the Registrar and Transfer Agent for the Preferred Stock deposited hereunder and the Depository hereby accepts such appointment and, as such, will reflect changes in the number of shares (including any fractional shares) of deposited Preferred Stock held by it by notation, book-entry or other appropriate method.
     Upon receipt by the Depository of a certificate or certificates for Preferred Stock deposited hereunder, together with the other documents specified above, and upon registering such Preferred Stock in the name of the Depository, the Depository, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the person or persons named in the written order delivered to the Depository referred to in the first paragraph of this Section 2.03, a Receipt or Receipts for the number of whole Depositary Shares representing the Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depository shall execute and deliver such Receipt or Receipts at the Corporate Office, except that, at the request, risk and expense of any person requesting such delivery, such delivery may be made at such other place as may be designated by such person.
     Other than in the case of splits, combinations or other reclassifications affecting the Preferred Stock, or in the case of distributions of Preferred Stock, if any, there shall be deposited hereunder not more than the authorized number of shares of Preferred Stock.
     The Company shall deliver to the Depository from time to time such quantities of blank Receipts as the Depository may request to enable the Depository to perform its obligations under this Deposit Agreement.

     Section 2.04. Optional Redemption of Preferred Stock for Cash. Whenever the Company shall elect to redeem shares of deposited Preferred Stock for cash in accordance with the provisions of the Certificate of Designation, it shall (unless otherwise agreed in writing with the Depository) give the Depository written notice not less than 60 days prior to the date fixed for redemption of such Preferred Stock and the Depositary Shares (the “Redemption Date”) which notice shall include the date of such proposed redemption, the number of such shares of Preferred Stock held by the Depository to be redeemed and the applicable redemption price, as set forth in the Certificate of Designation, including the amount, if any, of declared and unpaid dividends thereon to and including the Redemption Date which the Company is authorized to pay. The Depository shall mail, first-class postage prepaid, the Redemption Notice (as defined below) for the Preferred Stock and the proposed simultaneous redemption of the Depositary Shares representing the Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to the Redemption Date, to the Record holders of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such holders as the same appear on the records of the Depository. No failure to give such Redemption Notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for redemption except as to a holder to whom notice was defective or not given. A Redemption Notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the Redemption Notice.
     The Company shall provide the Depository with the Redemption Notice, which shall state: (i) the Redemption Date; (ii) the Redemption Price (as defined below) of the Depositary Shares; (iii) the number of shares of deposited Preferred Stock and Depositary Shares to be redeemed; (iv) if fewer than all the Depositary Shares held by any holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; (v) the place or places where Receipts evidencing the Depositary Shares to be redeemed are to be surrendered for payment of the Redemption Price; (vi) that from and after the Redemption Date dividends in respect of the Preferred Stock represented by the Depositary Shares to be redeemed will cease to be payable on the Redemption Date, unless the Company defaults in the payment of the Redemption Price; and (vii) that the right of the holders to voluntarily convert their Depositary Shares into Common Stock will terminate as of the close of business on the trading day preceding the Redemption Date (the “Redemption Notice”). If fewer than all of the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed shall be selected by lot or by any other substantially equivalent method determined by the Company.
     In the event that the Redemption Notice has been given as described in the immediately preceding paragraph and the Company shall then have paid or caused to be paid in full to the Depository the aggregate redemption price (determined pursuant to the Certificate of Designation) of the Preferred Stock deposited with the Depository to be redeemed (including dividends declared and unpaid, if any, thereon and which the Company is authorized to pay), the Depository shall redeem the number of Depositary Shares representing such Preferred Stock so called for redemption by the Company and from and after the Redemption Date (unless the Company shall have failed to pay for the shares of Preferred Stock to be redeemed by it as set forth in the Company’s notice provided for in the preceding paragraph), (i) all dividends in respect of the shares of Preferred Stock called for redemption shall cease to be payable on the Redemption Date, unless the Company defaults in the payment of the redemption price for the Preferred Stock, (ii) the Depositary Shares called for redemption shall be deemed no longer to be outstanding and (iii) all rights of the holders of Receipts evidencing such Depositary Shares

(except the right to receive the Redemption Price) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said Redemption Notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depository or applicable law shall so require), such Depositary Shares shall be redeemed at a price per share equal to 1/100th of the redemption price payable on a share of Preferred Stock (the “Redemption Price”).
     If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depository will deliver to the holder of such Receipt upon its surrender to the Depository, together with payment of the redemption price for and all other amounts payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing such holder’s Depositary Shares evidenced by such prior Receipt that are not called for redemption.
     The Depository shall, to the extent permitted by law, release or repay to the Company any funds deposited by or for the account of the Company for the purpose of redeeming any Depositary Shares that remain unclaimed at the end of two years from the redemption date, without further action necessary on the part of the Company.
     Section 2.05. Conversion Rights of a Holder. Each Record holder shall have the right, at the holder’s option, exercisable at any time and from time to time, to convert any or all of such holder’s Depositary Shares into such whole number of shares of Common Stock as is equal to the applicable fraction or multiple of shares of Common Stock equal to the number of shares of Common Stock that the Preferred Stock representing the Depositary Shares could be converted upon such holder’s election to exercise its conversion right, plus cash in lieu of any fractional share of Common Stock, all as provided in the Certificate of Designation.
     The conversion right of a Record holder shall be exercised by the holder’s delivery to the Depository at any time during usual business hours at the Corporate Office of a written notice in the form of Exhibit B attached hereto that the Record holder elects to convert the number of its Depositary Shares specified in such notice. The holder shall surrender the Receipts representing the Depositary Shares to be converted to the Depository (properly endorsed or assigned for transfer, if the Depository shall so require) at the time the holder delivers such notice.
     The Depository shall provide notice to the Company of the exercise of a conversion right within five business days of the receipt of a request from a Record holder, along with certificates representing the number of shares of Preferred Stock representing the Depositary Shares being so converted. The Company shall thereafter deliver the shares of Common Stock (titled in the name of the holder) and cash in lieu of any fractional share to the Depository who shall then deliver them to the Record holder who has elected to convert such holder’s Depositary Shares.
     Immediately prior to the close of business on the date of receipt by the Company or its duly appointed transfer agent of the notice from the Depository, each converting Record holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder’s Depositary Shares notwithstanding that the share register of the Company shall then be closed or that, if applicable, physical certificates representing such Common Stock shall not then be actually delivered to such holder.

     On the date of any conversion, all rights of any Record holder with respect to the Depositary Shares so converted and all rights of the Depository with respect to the Preferred Stock so converted, including the rights, if any, to receive distributions of the Company’s assets or notices will terminate, except only for the rights of such Record holder to (i) receive physical certificates (if applicable) for the number of fully paid and non-assessable full shares of Common Stock into which Depositary Shares have been converted and cash in lieu of any fractional share, all as provided in the Certificate of Designation, and (ii) exercise the rights to which he, she or it is entitled as a holder of Common Stock into which such Depositary Shares have been converted.
     If the notice of conversion is received from a Record holder before the close of business on a Record Date or after a Record Date but prior to the corresponding dividend payment date, the Record holder shall not be entitled to receive any portion of the dividend declared and payable with respect to such converted Depositary Shares and paid or payable on the corresponding dividend payment date.
     A Record holder on a Record Date who exercises such holder’s conversion right and converts such Depositary Shares into Common Stock on or after the corresponding dividend payment date shall be entitled to receive the dividend declared on such Depositary Shares and paid or payable on such dividend payment date.
     In the event of any reclassification of the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value), or in the event of a Business Combination (as defined in the Certificate of Designation), each Depositary Share thereafter remaining outstanding, if any, shall thereafter become convertible at any time, at the option of the Record holder thereof or by the Company pursuant to and in accordance with the Certificate of Designation, only into the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such reclassification or Business Combination by a holder of the number of shares of Common Stock into which such Depositary Shares could have been converted immediately prior to such reclassification or Business Combination.
     In the event of any such classification or Business Combination, the Company shall mail to the Depository a notice of the date on which such reclassification or Business Combination is expected to become effective, the date on which the holders of shares of Common Stock shall be entitled to exchange their shares for the applicable consideration deliverable upon such reclassification or Business Combination and the date after which the Depositary Shares may be converted by a Record holder pursuant to this Section 2.05. Such notice shall be provided to the Record holders by the Depositary within five business days of receipt. Thereafter, a Record holder shall exercise, at its option, its conversion right as set forth in the first two paragraphs of this Section 2.05.
     Section 2.06. Company Conversion Option. Whenever the Company shall elect to convert all of the shares of deposited Preferred Stock in accordance with the provisions of the Certificate of Designation, it shall notify the Depository prior to the opening of business on the fifth business day following the date on which the conditions set forth to the exercise of the Company’s election to convert shall have been satisfied. The conversion date shall be on the date that the Company issues a press release announcing its intention to exercise its conversion option in accordance with the Certificate of Designation and the date of the issuance of such press release shall be the Record Date for such conversion. In addition to any information required by applicable law or regulation, the Company’s notice of the Company’s election to convert shall state, as appropriate: (i) the conversion date (which shall be the Record Date); (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock and each Depositary Share; and (ii) that dividends on the Preferred Stock and the Depositary Shares to be converted shall cease to accrue for that dividend period on the conversion date. Such notice shall be provided to the Record holders by the Depository within five business days of receipt.
     Within five business days of the receipt of such notice, the Depository shall (i) forward such notice to the Record holders, and (ii) surrender to the Company all of the shares of the Preferred Stock held by the Depository and the Company shall thereafter issue and shall deliver or cause to be issued and delivered to the Depository, or to such other person on such Depository’s written order, (x) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the Depository, or the Depository’s transferee, shall be entitled and (y) cash in lieu of any fractional share of Common Stock, all as provided in the Certificate of Designation.
     Upon receipt of the notice from the Depository, each Record holder shall surrender all of the holder’s Receipts and upon the receipt thereof the Depository shall deliver to the Record holder (i) certificates representing the number of shares of Common Stock the holder is entitled to receive and (ii) cash in lieu of any fractional share of Common Stock.
     The Depository shall, to the extent permitted by law, return or repay to the Company any shares of Common Stock or funds deposited by or for the account of the Company for the purpose of converting any Depositary Shares that remain unclaimed at the end of two years from the conversion date, without further action necessary on the part of the Company.
     The conversion shall be deemed to have been made at the close of business on the Record Date so that the rights of the Depository with respect to the Preferred Stock (and the right of the Record holder with respect to the Depositary Shares) shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock, and cash in lieu of fractional shares, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the Record holder of those shares of Common Stock at that time.
     If the Company exercises the Company’s conversion option and the conversion date is a date that is prior to the close of business on any Record Date for any dividend, neither the Depository nor the Record holder shall be entitled to receive any portion of the dividend payable for such dividend period on such converted shares on the corresponding dividend payment date.
     If the Company exercises the Company’s conversion option and the conversion date is a date that is on, or after the close of business on, any Record Date for any dividend and prior to the close of business on the corresponding dividend payment date, all dividends for that dividend period with respect to the shares of Preferred Stock (and, therefore, the Depositary Shares) called for conversion on such date, shall be payable on such dividend payment date to the Record holder of such shares of Preferred Stock (and, therefore, the Record holder) on such Record Date.

     Section 2.07. Registration of Transfers of Receipts. The Company hereby appoints the Depository as the Registrar and Transfer Agent for the Receipts and the Depository hereby accepts such appointment and, as such, shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by a duly authorized attorney, agent or representative, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement and including a guarantee of the signature thereon by a participant in a signature guarantee medallion program approved by the Securities Transfer Association (a “Signature Guarantee”), together with evidence of the payment of any transfer taxes as may be required by applicable law. Upon such surrender, the Depository shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.
     Section 2.08. Combinations and Split-ups of Receipts. Upon surrender of a Receipt or Receipts at the Corporate Office or such other office as the Depository may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depository shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.
     Section 2.09. Surrender of Receipts and Withdrawal of Preferred Stock. In the event DTC ceases to make its book-entry system of settlement available, and the Company and the Depository are unable to make other arrangements for book-entry settlement and definitive Receipts have been issued, as further described in Section 2.02, any holder of a Receipt or Receipts may withdraw any or all of the deposited Preferred Stock represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts at the Corporate Office or at such other office as the Depository may designate for such withdrawals; provided, however, that a holder of a Receipt or Receipts may only receive whole shares of Preferred Stock. After such surrender, without unreasonable delay, the Depository shall deliver to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of whole shares of such Preferred Stock and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such Preferred Stock hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depository in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of deposited Preferred Stock to be withdrawn, the Depository shall at the same time, in addition to such number of whole shares of Preferred Stock and such money and other property, if any, to be withdrawn, deliver to such holder, or (subject to Sections 2.04, 2.05 and 2.06) upon his order, a new Receipt or Receipts evidencing such excess number of Depositary Shares. Delivery of such Preferred Stock and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depository may deem appropriate, which, if required by the Depository, shall be properly endorsed or accompanied by a properly executed instrument of transfer or endorsement. Holders may not withdraw fractional shares of Preferred Stock.
     Delivery of the Preferred Stock and money being withdrawn may be made by the delivery of such certificates, documents of title or other instruments as the Depository may deem appropriate, which, if required by the Depository, shall be properly endorsed or accompanied by proper instruments of transfer including, but not limited to, a Signature Guarantee.
     If the deposited Preferred Stock and the money and other property being withdrawn are to be delivered to a person or persons other than the Record holder of the Receipt or Receipts being surrendered for withdrawal of Preferred Stock, such holder shall execute and deliver to the Depository a written order so directing the Depository and the Depository may require that the Receipt or Receipts surrendered by such holder for withdrawal of such shares of Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank with a Signature Guarantee.
     The Depository shall deliver the deposited Preferred Stock and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Corporate Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.
     Section 2.10. Limitations on Execution and Delivery, Transfer, Split-up, Combination. As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depository, any of the Depository’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depository or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto (including any such tax or charge with respect to the Preferred Stock being deposited or withdrawn) and any other fees and expenses payable pursuant to Sections 3.02 and 5.09; (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature), including a Signature Guarantee; and (iii) compliance with such regulations, if any, as the Depository or the Company may establish consistent with the provisions of this Deposit Agreement as may be required by any securities exchange upon which the deposited Preferred Stock, the Depositary Shares or the Receipts may be included for quotation or listed.
     The deposit of Preferred Stock may be refused, the delivery of Receipts against Preferred Stock may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender, exchange or redemption of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depository, any of the Depository’s Agents or the Company at any time or from time to time because of any requirement of applicable law or of any government or governmental body or commission, or under any provision of this Deposit Agreement.
     Section 2.11. Lost Receipts, etc. In case any Receipt shall be mutilated or destroyed or lost or stolen, the Depository in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt, provided that the holder thereof provides the Depository with (i) evidence reasonably satisfactory to the Depository of such destruction, loss or theft of such Receipt, of the authenticity thereof and of his ownership thereof; (ii) reasonable indemnification and the provision of an open penalty surety bond; and (iii) the payment of any reasonable expense (including reasonable fees, charges and expenses of the Depository in connection with such execution and delivery) in each case, satisfactory to the Depository and the Company and holding the Depository and the Company harmless.
     Section 2.12. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depository or any Depository’s Agent shall be cancelled by the Depository. Except as prohibited by applicable law or regulation, the Depository is authorized to destroy such Receipts so cancelled.
ARTICLE III.
CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY
     Section 3.01. Filing Proofs; Certificates and Other Information. Any person presenting Preferred Stock for deposit or any holder of a Receipt may be required from time to time to file such proof of residence or other information and to execute such certificates as the Depository or the Company may reasonably deem necessary or proper. The Depository or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption or exchange of any Receipt, the withdrawal of the deposited Preferred Stock represented by the Depositary Shares evidenced by any Receipt, the distribution of any distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed or such certificates are executed.
     Section 3.02. Payment of Fees and Expenses. Holders of Receipts shall be obligated to make payments to the Depository of certain fees and expenses, as provided in Section 5.09, or provide evidence reasonably satisfactory to the Depository that such fees and expenses have been paid. Until such payment is made, transfer of any Receipt or any withdrawal of the Preferred Stock or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any distribution may be withheld, and any part or all of the Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder a reasonable number of days prior to such sale). Any distribution so withheld and the proceeds of any such sale may be applied to any payment of such fees or expenses, the holder of such Receipt remaining liable for any deficiency.
     Section 3.03. Representations and Warranties as to Preferred Stock. In the case of the initial deposit of the Preferred Stock hereunder, the Company and, in the case of subsequent deposits thereof, each person so depositing Preferred Stock under this Deposit Agreement, shall be deemed thereby to represent and warrant that such Preferred Stock and each certificate therefor are valid and that the person making such deposit is duly authorized to do so. The Company hereby further represents and warrants that such Preferred Stock, when issued, will be validly issued, fully paid and non-assessable. Such representations and warranties shall survive the deposit of the Preferred Stock and the issuance of Receipts.
     Section 3.04. Representation and Warranty as to Receipts and Depositary Shares. The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid fractional interest in a share of deposited Preferred Stock represented by such Depositary

Share. Such representation and warranty shall survive the deposit of the Preferred Stock and the issuance of Receipts evidencing the Depositary Shares.
ARTICLE IV.
THE PREFERRED STOCK; NOTICES
     Section 4.01. Dividends and Other Cash Distributions. Whenever the Depository shall receive any dividend or other cash distributions on the deposited Preferred Stock, including any cash received upon redemption of any shares of Preferred Stock pursuant to Section 2.04, the Depository shall, subject to Sections 3.01 and 3.02, and, in case of a redemption, subject to Section 2.04, distribute to Record holders of Receipts on the Record Date to such amounts of such sum as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that, in case the Company or the Depository shall be required by law to withhold and shall withhold from any cash distribution in respect of the Preferred Stock an amount on account of taxes or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any Record holder on the aggregate number of Depositary Shares held by such Record holder results in an amount that is a fraction of a cent and that fraction of a cent is equal to or greater than $0.005, the amount the Depository shall distribute to such Record holder shall be rounded up to the next highest whole cent; otherwise, such fractional amount shall be disregarded by the Depository; provided, however, upon the Depository’s request, the Company shall pay the additional amount to the Depository for distribution.
     Each holder of a Receipt shall provide the Depository with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each holder acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Depository of a portion of any of the distributions to be made hereunder.
     Section 4.02. Distributions Other Than Cash. Whenever the Depository shall receive any distribution other than cash on the deposited Preferred Stock, other than pursuant to Section 2.05 or 2.06, the Depository shall, subject to Sections 3.01 and 3.02, distribute to Record holders of Receipts on the Record Date such amounts of the securities or property received by it in proportion to the respective number of Depositary Shares evidenced by the Receipts held by such holders. If, in the opinion of the Depository after consultation with the Company, such distribution cannot be made proportionately among such Record holders, or if for any other reason (including any requirement that the Company or the Depository withhold an amount on account of taxes), the Depository deems, after consultation with the Company, such distribution not to be feasible, the Depository may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed or made available for distribution, as the case may be, by the Depository to Record holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash. The Company shall not make any distribution of such securities or property to the holders of Receipts unless the Company shall have provided to the

Depository an opinion of counsel stating that such securities or property have been registered under the Securities Act or do not need to be registered in order to be freely transferable.
     Section 4.03. Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose names deposited Preferred Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, the offering of such rights, preferences or privileges shall in each such instance be communicated to the Depository and thereafter made available by the Depository to the Record holders of Receipts in such manner as the Company shall instruct (including by the issue to such Record holders of warrants representing such rights, preferences or privileges); provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges, the Company determines upon advice of its legal counsel that it is not lawful or feasible to make such rights, preferences or privileges, available to the holders of Receipts (by the issue of warrants or otherwise) or (ii) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depository shall then, if so instructed by the Company, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed by the Depository to the Record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Company shall not make any distribution of such rights, preferences or privileges, unless the Company shall have provided to the Depository an opinion of counsel stating that such rights, preferences or privileges have been registered under the Securities Act or do not need to be registered in order to be freely transferable.
     If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depository make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such a registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and the Company shall have provided to the Depository an opinion of counsel to such effect.
     If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees to use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences, or privileges to enable such holders to exercise such rights, preferences or privileges.
     Section 4.04. Notice of Distributions; Fixing of Record Date for Holders of Receipts. Whenever any dividend or other cash distributions shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the deposited Preferred Stock, or whenever the Depository shall receive notice of (i) any meeting at which holders of such Preferred Stock are entitled to vote or of which holders of such Preferred Stock are entitled to notice or (ii) whenever the Company and Depository decide it appropriate, the Depository shall in each such instance fix a record date (which shall be the same date as the record date, if any, fixed by the Company with respect to the Preferred Stock (the “Record Date”)) for the determination of the holders of Receipts (a) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, (b) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting, or (c) who shall be entitled to notice of such meeting.
     Section 4.05. Voting Rights. Upon receipt of notice of any meeting at which the holders of deposited Preferred Stock are entitled to vote, the Depository shall, as soon as practicable thereafter, mail to the Record holders a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified Record Date will be entitled, subject to any applicable provision of law, to instruct the Depository as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such Record Date, the Depository shall vote or cause to be voted the amount of Preferred Stock represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. To the extent any such instructions request the voting of a fractional interest of a share of deposited Preferred Stock, the Depository shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes resulting from such aggregation in accordance with the instructions received in such requests. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depository in order to enable the Depository to vote such Preferred Stock or cause such Preferred Stock to be voted. In the absence of specific instructions from the holder of a Receipt, the Depository will abstain from voting to the extent of the Preferred Stock represented by the Depositary Shares evidenced by such Receipt. The Depository shall not be required to exercise discretion in voting any Preferred Stock represented by the Depositary Shares evidenced by such Receipt.
     Section 4.06. Changes Affecting Preferred Stock and Reclassifications, Recapitalizations, etc. As provided in the Certificate of Designation, the Depository shall, upon the receipt of instructions from the Company, (i) make such adjustments in (a) the fraction of an interest represented by one Depositary Share in one share of Preferred Stock and (b) the ratio of the redemption price per Depositary Share to the redemption price of a share of Preferred Stock, in each case as may be required by or as is consistent with the provisions of the Certificate of Designation and (ii) subject to the Record holder’s right to convert the holder’s Depositary Shares as provided in Section 2.05 or the exercise by the Company of its conversion option in Section 2.06, treat any shares of stock or other securities or property (including cash), if any, that shall be received by the Depository in exchange for or upon conversion of or in respect of the Preferred Stock as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or upon conversion of or in respect of such

Preferred Stock. In any such case, the Depository may, in its discretion, with the approval of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of the Depository’s receipt of such property to surrender such Receipts to the Depository with instructions to convert, exchange or surrender the Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the deposited Preferred Stock evidenced by such Receipts might have been converted or for which such Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.
     Section 4.07. Inspection of Reports. The Depository shall make available for inspection by holders of Receipts at the Corporate Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are received by the Depository as the holder of deposited Preferred Stock. In addition, the Depository shall transmit certain notices and reports to the holders of Receipts as provided in Section 5.05.
     Section 4.08. Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Depository shall furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses and holdings of Depositary Shares of all persons in whose names Receipts are registered on the books of the Depository.
     Section 4.09. Tax and Regulatory Compliance. The Depository shall be responsible for (i) preparing and mailing of Form 1099s for all open and closed accounts, (ii) all applicable withholding related to payments made with respect to the Receipts, including, without limitation, withholding required pursuant to Sections 1441, 1442, 1445 and 3406 of the Internal Revenue Code of 1986, as amended, (iii) mailing Form W-9s to new holders of Receipts without a certified taxpayer identification number, (iv) processing certified Form W-9s, (v) preparing and tiling of state information returns and (vi) providing escheatment services.
     The Depository shall comply with any direction received from the Company with respect to the application of such requirements to particular payments or holders or in other particular circumstances, and may for purposes of this Agreement rely on any such direction in accordance with the provisions of Section 5.03 hereof.
     The Depository shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available on request to the Company or to its authorized representatives.
     Section 4.10. Withholding. Notwithstanding any other provision of this Deposit Agreement to the contrary, in the event that the Depository determines that any distribution in property is subject to any tax which the Depository is obligated by applicable law to withhold, the Depository may dispose of all or a portion of such property in such amounts and in such manner as the Depository deems necessary and practicable to pay such taxes, by public or private sale, and the Depository shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders of Receipts entitled thereto in proportion to the number of Depositary Shares held by them, respectively; provided, however, that in the event the Depository determines that such distribution of property is subject to withholding tax only with respect to some but not all holders of Receipts, the Depository will use its best efforts (i) to sell only that portion of such property distributable to such holders that is required to generate sufficient proceeds to pay such withholding tax and (ii) to effect any such sale in such a manner so as to avoid affecting the rights of any other holders of Receipts to receive such distribution in property.
ARTICLE V.
THE DEPOSITORY AND THE COMPANY
     Section 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depository and the Registrar. The Depository shall maintain at the Corporate Office facilities for the execution and delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Preferred Stock and at the offices of the Depository’s Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Preferred Stock, all in accordance with the provisions of this Deposit Agreement.
     The Depository shall keep books at the Corporate Office for the registration and transfer of Receipts, which books at all reasonable times shall be open for inspection by the Record holders of Receipts as provided by applicable law. The Depository may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder. The Depository may maintain such books in customary electronic form.
     If the Receipts or the Depositary Shares evidenced thereby or the Preferred Stock represented by such Depositary Shares shall be listed on the Nasdaq Global Market or any other stock exchange, or quoted on any interdealer quotation system, the Depository may, with the approval of the Company, appoint a Registrar other than itself (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with the requirements of such stock exchange or quotation system. Such Registrar (which may be the Depository if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Depository upon the request or with the approval of the Company. If the Receipts, such Depositary Shares or such Preferred Stock are listed on one or more other stock exchanges or quotation systems, the Depository will, at the request and expense of the Company, arrange such facilities for the delivery, transfer, surrender, redemption and exchange of such Receipts, such Depositary Shares or such Preferred Stock as maybe required by applicable law or applicable stock exchange or quotation system regulations.
     Section 5.02. Prevention or Delay in Performance by the Depository, the Depository’s Agents, the Registrar or the Company. None of the Depository, any Depository’s Agent, any Registrar or the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depository, the Depository’s Agent or the Registrar, by reason of any provision, present or future, of the Certificate of Incorporation or the Certificate of Designation or, in the case of the Company, the Depository, the Depository’s Agent or the Registrar, by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depository, any

Depository’s Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depository, any Depository’s Agent, any Registrar or the Company incur any liability to any holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement, except, in case of any such exercise or failure to exercise discretion not caused as aforesaid, if caused by the gross negligence, willful misconduct or bad faith of the party charged with such exercise or failure to exercise, or as otherwise explicitly set forth in this Deposit Agreement.
     Section 5.03. Obligations of the Depository, the Depository’s Agents, the Registrar and the Company. Each of the Depository, any Depository’s Agent and any Registrar shall at all times act in good faith and shall use its best efforts within reasonable time limits to insure the accuracy of all services performed pursuant to this Agreement. None of the Depository, any Depository’s Agent, any Registrar or the Company assumes any obligation or shall be subject to any liability under this Deposit Agreement or any Receipt to holders of Receipts other than from acts or omissions arising out of conduct constituting bad faith, gross negligence or willful misconduct in the performance of such duties as are specifically set forth in this Deposit Agreement.
     None of the Depository, any Depository’s Agent, any Registrar or the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Preferred Stock, Depositary Shares or Receipts that in its reasonable opinion may involve it in expense or liability, unless indemnity reasonably satisfactory to it against all expense and liability be famished as often as may be required.
     None of the Depository, any Depository’s Agent, any Registrar or the Company shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information provided by any person presenting Preferred Stock for deposit, any holder of a Receipt or any other person believed by it in good faith to be competent to give such advice or information. The Depository, any Depository’s Agent, any Registrar and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it in good faith to be genuine and to have been signed or presented by the proper party or panics.
     In the event the Depository shall receive conflicting claims, requests or instructions from any holders of Receipts, on the one hand, and the Company, on the other hand, the Depository shall be entitled to act on such claims, requests or instructions received from the Company, and shall be entitled to the full indemnification set forth in Section 5.06 hereof in connection with any action so taken.
     The Depository shall not be responsible for any failure to carry out any instruction to vote any of the deposited Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Depository. The Depository undertakes, and any Registrar shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit

Agreement, and no implied covenants or obligations shall be read into this Agreement against the Depository or any Registrar.
     The Depository, its parent, affiliate, or subsidiaries, any Depository’s Agent, and any Registrar may own, buy, sell or deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depository or the Depository’s Agent hereunder. The Depository may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.
     It is intended that neither the Depository nor any Depository’s Agent shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depository and any Depository’s Agent are acting only in a ministerial capacity as Depository for the deposited Preferred Stock; provided, however, that the Depository agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depository.
     Neither the Depository (or its officers, directors, employees or agents) nor any Depository’s Agent makes any representation or has any responsibility as to the validity of the registration statement pursuant to which the Depositary Shares are registered under the Securities Act, the deposited Preferred Stock, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depository is responsible for its representations in this Deposit Agreement and for the validity of any action taken or required to be taken by the Depository in connection with this Deposit Agreement.
     The Depository shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depository shall not be responsible for advancing funds on behalf of the Corporation and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.
     In the event the Depository believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depository hereunder, or in the administration of any of the provisions of this Deposit Agreement, the Depository shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depository may, in its sole discretion upon written notice to the Company, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Company, any holders of Receipts or any other person or entity for refraining from taking such action, unless the Depository receives written instructions or a certificate signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of the Depository or which proves or establishes the applicable matter to the satisfaction of the Depository.

     The Depository undertakes not to issue any Receipt other than to evidence the Depositary Shares that have been delivered to and are then on deposit with the Depository. The Depository also undertakes not to sell, except as provided herein, pledge or lend Depositary Shares by it as Depository.
     The Company represents that it has registered the deposited Preferred Stock and the Depositary Shares for sale in accordance with applicable securities laws.
     Section 5.04. Resignation and Removal of the Depository; Appointment of Successor Depository. The Depository may at any time resign as Depository hereunder by notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depository and its acceptance of such appointment as hereinafter provided.
     The Depository may at any time be removed by the Company by notice of such removal delivered to the Depository, such removal to take effect upon the appointment of a successor depository and its acceptance of such appointment as hereinafter provided.
     In case at any time the Depository acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depository, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If a successor depository shall not have been appointed in 60 days, the resigning Depository may petition a court of competent jurisdiction to appoint a successor depository. Every successor depository shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depository, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depository under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the deposited Preferred Stock and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the Record holders. Any successor depository shall promptly mail notice of its appointment to the Record holders.
     Any corporation into or with which the Depository may be merged, consolidated or converted shall be the successor of such Depository without the execution or filing of any document or any further act. Such successor depository may execute the Receipts either in the name of the predecessor depository or in the name of the successor depository.
     Section 5.05. Notices, Reports and Documents. The Company agrees that it will deliver to the Depository, and the Depository will, promptly after receipt thereof transmit to the Record holders of Receipts, in each case at the address recorded in the Depository’s books, copies of all notices and reports (including financial statements) required by law, by the rules of any national securities exchange or interdealer quotation system upon which the Preferred Stock, the Depositary Shares or the Receipts are listed or quoted or by the Certificate of Incorporation and the Certificate of Designation to be furnished by the Company to holders of the deposited

Preferred Stock and, if requested by the holder of any Receipt, a copy of this Deposit Agreement, the form of Receipt, the Certificate of Designation and the form of Preferred Stock. Such transmission will be at the Company’s expense and the Company will provide the Depository with such number of copies of such documents as the Depository may reasonably request. In addition, the Depository will transmit to the Record holders of Receipts at the Company’s expense such other documents as may be requested by the Company.
     Section 5.06. Indemnification by the Company. The Company agrees to indemnify the Depository, any Depository’s Agent and any Registrar against, and hold each of them harmless from, any liability, costs and expenses (including reasonable attorneys’ fees) that may arise out of, or in connection with, its acting as Depository, Depository’s Agent or Registrar, respectively, under this Deposit Agreement and the Receipts, except for any liability arising out of the willful misconduct, gross negligence, or bad faith on the part of any such person or persons. The obligations of the Company set forth in this Section 5.06 shall survive any succession of any Depository, Registrar or Depository’s Agent or termination of this Deposit Agreement.
     Section 5.07. Indemnification by the Depository. The Depository agrees to indemnify the Company against, and hold the Company harmless from, any liability, costs and expenses (including reasonable attorneys’ fees) that may arise out of, or in connection with, the refusal or failure of any of the Depository, any Depository’s Agent or the Registrar to comply with the terms of this Deposit Agreement, or which arise out of the willful misconduct, gross negligence, or bad faith on the part of any such person or persons. The obligations of the Depository set forth in this Section 5.07 shall survive any succession of the Company or termination of this Deposit Agreement.
     Section 5.08. Damages. The Depository shall not be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits (collectively, “Special Damages”), occasioned by breach of any provision of this Agreement by the Depository even if apprised of the possibility of such damages. The Company shall not be liable to the Depository for Special Damages occasioned by breach of any provision of this Agreement by the Company even if apprised of the possibility of such damages.
     Section 5.09. Fees, Charges and Expenses. No charges and expenses of the Depository or any Depository’s Agent hereunder shall be payable by any person, except as provided in this Section 5.09. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of this Deposit Agreement. The Company shall also pay all reasonable fees and expenses of the Depository in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares evidenced by the Receipts, any redemption of the Preferred Stock at the option of the Company and all withdrawals of the Preferred Stock by holders of Receipts. If a holder of Receipts requests the Depository to perform duties not required under this Deposit Agreement, the Depository shall notify the holder of time cost of the performance of such duties prior to the performance thereof. Upon approval of such cost by such holder, such holder will thereafter be liable for the charges and expenses related to such performance. All other fees and expenses of the Depository and any Depository’s Agent hereunder and of any Registrar (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be promptly paid by the Company pursuant to the terms of Transfer Agency and Service Agreement (or, if such agreement is no longer in effect, pursuant to such terms as the Company and the Depository shall agree in good faith, which terms shall be at least as favorable to the Depository as those contained in such agreement as last in effect). The Depository shall present its statement for fees and expenses to the Company every month or at such other intervals as the Company and the Depository may agree.
ARTICLE VI.
AMENDMENT AND TERMINATION
     Section 6.01. Amendment. The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depository in any respect that they may deem necessary or desirable; provided, however, that no such amendment (other than any change in the fees of any Depository, Registrar or Transfer Agent that are payable by the Company) which shall materially and adversely alter the rights of the holders of Receipts shall be effective unless such amendment shall have been approved by the holders of Receipts evidencing at least a majority of the Depositary Shares then outstanding. In no event shall any amendment impair the right, subject to the provisions of Section 2.09 and Section 2.10 and Article III, of any holder of any Depositary Shares to surrender the Receipt evidencing such Depositary Shares with instructions to the Depository to deliver to the holder the deposited Preferred Stock and all money and other property if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby.
     Section 6.02. Termination. This Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed pursuant to Section 2.04, (ii) all of the outstanding Depositary Shares shall have been converted pursuant to Section 2.05 or 2.06, or (iii) there shall have been made a final distribution in respect of the deposited Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Receipts entitled thereto in accordance with Sections 4.01 and 4.02.
     Upon the termination of this Deposit Agreement, (i) the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depository, any Depository’s Agent and any Registrar under Section 5.06 and Section 5.09 and (ii) the Depository shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Company under Section 5.07.
ARTICLE VII.
MISCELLANEOUS
     Section 7.01. Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Deposit Agreement. Copies of this Deposit Agreement shall be filed with the Depository and the Depository’s Agents and shall be open to inspection during business hours at the Corporate Office and the respective offices of time Depository’s Agents, if any, by any holder of a Receipt.
     Section 7.02. Exclusive Benefits of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.
     Section 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.
     Section 7.04. Notices. Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram, facsimile transmission or electronic mail confirmed by letter, addressed to the Company at:
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, IL 60160
Attention: Corporate Secretary
Telephone No.: (708) 865-1053
or at any other address of which the Company shall have notified the Depository in writing.
     Any notices to be given to the Depository hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram, facsimile transmission or electronic mail confirmed by letter, addressed to the Depository at the Corporate Office to the attention of the President.
     Any notices given to any Record holder shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram, facsimile transmission or electronic mail confirmed by letter, addressed to such Record holder at the address of such Record holder as it appears on the books of the Depository or, if such holder shall have filed with the Depository in a timely manner a written request that notices intended for such holder he mailed to some other address, at the address designated in such request.
     Delivery of a notice sent by mail, or by telegram or telex or telecopier shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a telegram or telex or telecopier message) is deposited, postage prepaid, in a post office letter box. The Depository or the Company may, however, act upon any telegram or telex or telecopier message received by it from the other or from any holder of a Receipt, notwithstanding that such telegram or telex or telecopier message shall not subsequently be confirmed by letter as aforesaid.
     Section 7.05. Depository’s Agents. The Depository may from time to time appoint Depository’s Agents to act in any respect for the Depository for the purposes of this Deposit Agreement and may at any time appoint additional Depository’s Agents and vary or terminate the appointment of such Depository’s Agents. The Depository will notify the Company of any such action.
     Section 7.06. Holders of Receipts Are Parties. The holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.
     Section 7.07. Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the law of the State of Illinois applicable to agreements made and to be performed in said State.
     Section 7.08. Inspection of Certificate of Designation. A copy of the Certificate of Designation shall be filed with the Depository and the Depository’s Agents and shall be open to inspection during business hours at the Corporate Office and the respective offices of the Depository’s Agents, if any, by any holder of any Receipt.
     Section 7.09. Conflicts with Certificate of Designation. This Deposit Agreement shall be further subject to the terms and conditions of the Certificate of Designation. In the event of any conflict between the provisions of this Deposit Agreement and the provisions of the Certificate of Designation, the provisions of the Certificate of Designation will govern and the Company will instruct the Depository accordingly.
     Section 7.10. Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A and the form of the Notice set forth in Exhibit B hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

     IN WITNESS WHEREOF, Midwest Banc Holdings, Inc. and Illinois Stock Transfer Company have caused this Deposit Agreement to be duly executed on their behalf as of the day amid year first above set forth and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

MIDWEST BANC HOLDINGS, INC.
By:	/s/ Daniel R. Kadolph
	Name:	Daniel R. Kadolph
	Title:	Executive Vice President and Chief Financial Officer

ILLINOIS STOCK TRANSFER COMPANY
By:	/s/ Robert G. Pearson
	Name:	Robert G. Pearson
	Title:	President and Chief Executive Officer

Exhibit A
THE DEPOSITARY SHARES REPRESENTED BY THIS CERTIFICATE ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Number	Depositary Shares CUSIP
DEPOSITARY RECEIPT FOR DEPOSITARY SHARES,
EACH REPRESENTING 1/100TH OF ONE SHARE OF
SERIES A NONCUMULATIVE REDEEMABLE CONVERTIBLE PERPETUAL
PREFERRED STOCK
OF
MIDWEST BANC HOLDINGS, INC.
Incorporated Under The Laws of The State of Delaware
(See Reverse for Certain Definitions.)
     Illinois Stock Transfer Company, an Illinois corporation, as Depository (the “Depository”), hereby certifies that                                          is the registered owner of                                           (                    ) Depositary Shares (“Depositary Shares”), each representing 1/100th of a share of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock, liquidation preference $2,500 per share, par value $0.01 per share (the “Preferred Stock”), of Midwest Banc Holdings, Inc., a Delaware corporation (the “Corporation”), on deposit with the Depository, subject to the terms and entitled to the benefits of the Deposit Agreement, dated as of December ___, 2007 (the “Deposit Agreement”), among the Corporation, the Depository and the holders from time to time of the depositary receipts thereunder.  The powers, designations, preferences and rights of the Preferred Stock are set forth in a Certificate of Designation filed with the Secretary of State of the State of Delaware.  By accepting this Depositary Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement.  This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depository by the manual signature of a duly authorized officer.

Dated: , 200____	Illinois Stock Transfer Company, Depository

By:

Authorized Officer

MIDWEST BANC HOLDINGS, INC.
UPON REQUEST, THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF A DEPOSITARY RECEIPT WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATION OF THE SERIES A NONCUMULATIVE REDEEMABLE CONVERTIBLE PERPETUAL PREFERRED STOCK OF MIDWEST BANC HOLDINGS, INC. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITORY NAMED ON THE FACE OF THIS RECEIPT AT 209 WEST JACKSON BOULEVARD, SUITE 903, CHICAGO, ILLINOIS 60606.
The Corporation will furnish without charge to each holder of a depository receipt, who so requests, a summary of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences or rights.  Such request may be made to the Corporation at 501 West North Avenue, Melrose Park, Illinois 60610, Attention: Corporate Secretary.
KEEP THIS CERTIFICATE IN A SAFE PLACE.  IF IT IS LOST, STOLEN OR DESTROYED THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.
The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT MIN ACT -
Custodian
TEN ENT — as tenants by the entireties
	(Cust)	(Minor)
JT TEN — as joint tenants with right of	Under Uniform Gifts to Minors Act
survivorship and not as tenants in
(State)
Additional abbreviations may also be used though not in the above list.
For value received,                                                                                     hereby sell, assign and transfer unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

                     Depositary Shares  represented by the within Depository Receipt, and do hereby irrevocably constitute and appoint                                                              Attorney to transfer the Depositary Shares on the books of the within named Depository with full power of substitution in the premises.
Dated

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE(S) GUARANTEED:	THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO SEC RULE 14Ad-15.

Exhibit B
NOTICE OF CONVERSION
(To be executed by the registered holder in order to
convert Depositary Shares)
     The undersigned hereby irrevocably elects to convert (the “Conversion”’) [___] Depositary Shares into shares of common stock, par value $0.01 per share (“Common Stock”), of Midwest Banc Holdings, Inc. (the “Corporation”) according to the conditions of the Certificate of Designation establishing the terms of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Certificate of Designation”), as of the date written below, and in accordance with the Deposit Agreement, dated as of December ___, 2007, among the Corporation, the Depository named therein and the holders from time to time of the Depositary Receipts issued thereunder. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith payment of all applicable taxes or evidence that such taxes have been paid. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Deposit Receipt representing the Depositary Shares to be convened is attached hereto (or evidence of loss, theft or destruction thereof) (1)
Date of Conversion

Number of Depositary Shares to be Converted

Number of shares of Common Stock to be Issued

Signature

Name

Address (2)

Fax No

(1) The Corporation is not required to issue shares of Common Stock until the original certificates representing the shares of the Series A Preferred Stock (or evidence of loss, theft or destruction thereof and indemnity reasonably satisfactory to the Corporation and the Transfer Agent) to be converted are received by the Corporation or the Transfer Agent from the

B-1

Depository and the original Depositary Receipts representing the Depositary Shares (or evidence of loss, theft or destruction thereof and indemnity reasonably satisfactory to the Corporation) to be converted are received by the Depository. The Corporation shall issue and deliver shares of Common Stock to the Depository by hand or by delivery to an overnight courier not later than three business days following receipt of the original stock certificates representing the shares of the Series A Preferred Stock to be converted and the Depository will forward such shares of Common Stock to the undersigned.
(2) Address where shares of Common Stock and any other payments or certificates shall be sent by the Depository.

B-2